Exhibit 99.1


For Release 9:00 am Eastern time
Wednesday, October 6, 2004
US1


LINEAR TECHNOLOGY'S BOB SWANSON MOVING TO EXECUTIVE CHAIRMAN ROLE IN JANUARY; LOTHAR MAIER WILL BE PROMOTED TO CEO


         Milpitas, California, October 6, 2004, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that Bob Swanson will give up the title of CEO after 23 years, shifting to a new role as Executive Chairman. Lothar Maier, currently the company's Chief Operating Officer, will be named CEO effective January 4, 2005.

         According to Bob Swanson, "This transition has been planned for some time and is part of a two-phase plan that began over a year ago with the promotion of Dave Bell to President in June 2003. This second phase, naming Lothar Maier as CEO, is timed with the promotion of Alex McCann, who will replace Lothar as COO."

         Swanson has led Linear Technology as CEO since its founding in 1981 and was one of the early voices predicting that the high performance analog chip segment represented an exciting future growth opportunity, even in an age of digital electronics.

         Bob Swanson commented, "I think 23 years as Linear's CEO is two to three times longer than the average CEO's tenure at most high tech companies, and it's time to pass on the day-to-day management of the company to new energy. Lothar Maier's strong management and operational experience, combined with over 20 years in the semiconductor business and five years as Linear's COO, make him ideal to carry Linear's program forward. I believe that this management transition will be accomplished as efficiently and smoothly as most other tasks have been at Linear Technology."

         Swanson will remain at Linear as Executive Chairman and continue to spend considerable time focusing on strategy development, adherence to corporate financial objectives, board level issues and the management transition.

         Reporting to Lothar Maier in his role as CEO will be the President, Chief Technical Officer, Chief Operating Officer, Chief Financial Officer and the Vice President of Quality and Reliability.

         Lothar Maier joined Linear Technology as Chief Operating Officer in April 1999 from Cypress Semiconductor, where he held numerous management positions, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a BS degree in Chemical Engineering from the University of California at Berkeley.

         Prior to his role as President, Dave Bell served in various management positions in his ten years with Linear, including Vice President and General Manager of Power Products. Before that he held management positions with IDEO Product Development, Sydis Inc., and Hewlett Packard. He has a BS degree in Electrical Engineering from Massachusetts Institute of Technology.

         Alex McCann joined Linear Technology in January 2004 from NanoOpto Corp., where he was Vice President of Operations. He was previously Vice President of Worldwide Operations at Anadigics Inc. and held various management positions at National Semiconductor UK Ltd. McCann has a BS degree in Electrical Engineering from James Watt College and an MBA from the University of Glasgow.

         Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications of Linear Technology's high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

                                      # # #

For further information:
Investor contact: Paul Coghlan, Vice President, Finance, 408-432-1900 Press contact: John Hamburger, 408-432-1900 x2419, jhamburger@linear.com